UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2007

VIPER POWERSPORTS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-51632	41-1200215
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

19950 177th St., Ste. F Big Lake, MN	55309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (763) 263-5700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.l4a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Off-Balance Sheet Arrangement of Registrant.

Effective January 22, 2007 Robert Van Den Berg, a director of registrant, guaranteed a line of credit with a banking institution in the amount of $250,000, which credit facility was in favor of registrant. This credit facility was established for the purpose of purchasing inventory parts and components for commercial production of Viper motorcycles.

Item 3.02. Unregistered Sales of Equity Securities.

Registrant has recently effected the following unregistered sales of its common stock. All of the following described unregistered sales of common stock were made in reliance upon Section 4(2) of the Securities Act of 1933, as amended.

(i)

Private Placement - Registrant is in the process of selling $750,000 of its common stock through a private placement limited to accredited investors at a purchase price of $.75 per share. As of January 19, 2007, registrant had placed 480,000 shares of this private offering for gross proceeds of $360,000. Proceeds from this private offering are being utilized for general corporate and working capital purposes.

(ii)

Debt Conversions - During December 2006 and January 2007, registrant satisfied a total of $2,719,872 of its outstanding debt (including accrued interest) through conversion thereof into common stock of registrant on the basis of $1.25 per share, provided the registrant raised at least $350,000 through the foregoing described private placement. This condition was satisfied on January 19, 2007, upon which registrant issued 2,175,898 of its common shares incident to this debt conversion. David Palmlund, a principal shareholder of registrant, received 1,598,811 common shares through his conversion of notes and accrued interest in the aggregate amount of $1,998,514.

(iii)

Preferred Stock Conversions - Effective January 19, 2007 all outstanding 8% Preferred Stock of registrant as well as related accrued dividends, which included 783,000 preferred shares of a stated value of $2.50 per share, were converted into common stock of registrant on the basis of $1.25 per share. This conversion also was subject to the provision of at least $350,000 being raised in the private placement. This preferred stock conversion resulted in the issuance of 1,722,600 common shares for outstanding preferred shares of an aggregate stated value of $1,957,500 plus accrued dividends of $195,750. David Palmlund received 1,628,000 common shares through his conversion of 740,000 preferred shares plus related accrued dividends.

(iv)

Credit Facility Guaranty - On January 22, 2007 registrant issued 100,000 of its common shares to Robert Van Den Berg, a director of registrant, in consideration for his guaranty of the bank credit facility described in the foregoing Item 2.03 of this document.

Item 5.02. Election of Directors.

Effective January 22, 2007 the Board of Directors of registrant appointed Robert Van Den Berg and Duane Peterson as members of registrant’s Board of Directors. Mr. Van Den Berg was the principal owner and Chief Executive Officer of Comstrand Inc. since 1969 when it was founded by him, and which attained profitable and steady growth over the years to attain an annual sales level of $50 million. Comstrand Inc. was recently sold by Mr. Van Den Berg. He also has owned and sold several other successful companies, and his considerable business experience will provide excellent business and operations background to the Board of registrant. Mr. Peterson is a principal CPA and founder of Peterson, Beyenhof & Zahler, Ltd. founded in 1978. He has extensive experience in business and financial consulting, complex tax accounting, and tax and financial planning for many corporate and individual clients.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viper Powersports Inc.
Dated: January 22, 2007	By:	/s/ Jerome Posey
Jerome Posey, Chief Financial Officer